Exhibit 2.2


                               GENERAL ASSIGNMENT

      This GENERAL ASSIGNMENT is made as of the 19th day of May, 2003, by National Syndications, Inc., a Delaware corporation ("Assignor"), to Sherwood Partners, Inc., a California corporation ("Assignee"), in accordance with the laws of the State of Delaware ("Applicable Law").

                              W I T N E S S E T H :

      Assignor, for and in consideration of the covenants and agreements to be performed by Assignee, as hereinafter contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign, convey and transfer to Assignee, its successors and assigns, forever, in trust, for the benefit of Assignor's creditors generally, all of the property of Assignor of every kind and nature and wheresoever situated, both real and personal, and any interest or equity therein (collectively, the "Assigned Assets"), including, but not limited to, all merchandise, equipment, furniture, fixtures, accounts, books, cash on hand, cash in bank, deposits, patents, copyrights, trademarks and trade names and all associated goodwill, software, and related documentation, insurance policies, and choses in action that are legally assignable, together with the proceeds of any existing non-assignable choses in action that may hereafter be recovered or received by Assignor.

      Nothing herein shall prevent the Assignor or any affiliate of Assignor from filing any final returns that may be required with the U.S. Treasury Department or any other taxing agency.

      Assignee is hereby authorized at any time after the signing hereof by Assignor, in conformity with Applicable Law, to sell and dispose of the Assigned Assets at such time and upon such terms as it may see fit, and to pay to creditors of Assignor pro rata, the net proceeds arising from the sale and disposal of the Assigned Assets, after deducting all moneys which Assignee may at its option pay for the discharge of any lien on any of the Assigned Assets and any indebtedness which under the law is entitled to priority of payment.

      Assignee shall have full power and authority to open bank accounts in the name of Assignee or its nominees or agents and to deposit the Assigned Assets or the proceeds thereof in such bank accounts and to draw checks thereon and with the further power and authority to do such other acts and to execute such papers and documents in connection with this Assignment as Assignee shall consider necessary or advisable.

      Assignor and Assignee acknowledge that certain of the Assigned Assets may be subject to restrictions on the use or transfer thereof, the unauthorized use or transfer of which may result in damages or claims. Such assets may include, without limitation, intellectual property rights of the Assignor (e.g., trade names, service names, registered and unregistered trademarks and service marks and logos; internet domain names; patents, patent rights and applications therefor, copyrights and registrations and applications therefor; software and source code (and software licenses with respect thereto); customer lists and customer information; know-how, trade secrets, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data,

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drawings, specifications, data bases and other proprietary assets (collectively,
"Intellectual Property")).

      Assignor hereby declares that the powers and authority granted to Assignee herein are coupled with an interest and are not and shall not be revocable by Assignor in any manner for any reason whatsoever.

      Assignee acknowledges and agrees that the Assigned Assets are being assigned "AS IS, WHERE IS, WITH ALL FAULTS" and Assignee has not relied and will not rely on, and Assignor is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information with respect to the Assigned Assets except as expressly set forth herein.

      After the date hereof, Assignor shall promptly forward to Assignee all mail, telegrams, and other communications, and all other expenses or other packages, addressed to Assignor or its agents.

      From time to time after the date hereof, at the request of Assignee, Assignor, shall, without consideration, deliver such further instruments of transfer and shall take such other action as Assignee may reasonably request in order to convey more effectively any of the Assigned Assets.

      This Assignment shall be governed by the laws of the State of Delaware and is being made in connection with the dissolution of Assignor under the laws of Delaware.

      This Assignment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

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      IN WITNESS WHEREOF the parties hereunder set their hands the day and year first above written.

Assignor's Federal Tax I.D. Number:      NATIONAL SYNDICATIONS, INC. Assignor

Federal # ________________


                                         By:_______________________________
                                         Its:______________________________

      The foregoing assignment was acknowledged before me this ___ day of May, 2003, by _______________________ of National Syndications, Inc., as assignor, for the purposes therein expressed.

[Signature of Notary Public]
[Print, Type, or Stamp Commissioned Name of Notary Public]






                                         SHERWOOD PARTNERS, INC., Assignee



                                         By:______________________________
                                         Its:_____________________________

      The foregoing assignment was acknowledged before me this ___ day of May, 2003, by _______________________ of Sherwood Partners, Inc., as assignee, for the purposes therein expressed.

[Signature of Notary Public]
[Print, Type, or Stamp Commissioned Name of Notary Public]